UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 3, 2005
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410 - 800 West Pender Street
Vancouver, British Columbia Canada	V6C 2V6
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1                REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01                ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Mongolia

Our president Glenn Catchpole, acting through agents for the company, applied and received approval with the Office of Geology and Mining Cadastre (OGMC), a department of the Mineral Resource Authority of Mongolia (MRAM) for six exploration license areas. Upon approval an exclusive right to explore and 100% ownership to the licenses is granted including rights to transfer the licenses through in whole or part. Cumulatively, these six license areas cover approximately 266,166 hectares in total.

We will maintain the six license areas in good standing for 12 months by paying USD $0.05 per hectare and by filing an exploration and environmental plan to the OMGC of Mongolia. Exploration Licenses may be held for seven years during which the exclusive right to obtain a mining license within the boundary of the license is held by the owner.

In subsequent years, we will maintain the licenses in good standing for successive 12 month periods by making payments according to the following schedule:
USD $0.05 per hectare for the first year, and USD $0.10 for each of the second and third years.
USD $1.00 per hectare for each of the fourth and fifth year of the license.
USD $1.50 per hectare for each of the sixth and seventh year of the license.

License applications 14604X and 14605X are located 108km southwest and 80km southwest respectively from the city of Mandalgobi in the Dungovi province of Mongolia. Access is by primary improved and secondary roads.

License application 14600X is located 108km southeast from the city of Sumber in the Dornogovi province of Mongolia. Access is provided by primary and secondary roads that parallel the central Mongolia railway between the capital of Ulaan Baatar and the border with China to the south.

License application 14681 is within an area known as Chuluut, approximately 102km northwest of the city of Tsetserleg in the province of Arhangav of Mongolia.

License applications 14603X and 14680X are located 139km and 145km southeast respectively southeast of Choibalsan. Access is by primary and secondary roads.

Wyoming

We have applied for and received approval from the State of Wyoming for theleasing of minerals on thirty (30) parcels of state-owned land, for a total of 13,560 acres. Twelve (12) of these sections are located in the Power River Basin and eighteen (18) are located in the northern part of an area generally referred to as the Great Divide Basin (or Red Desert). We have an application pending for an additional state mineral lease covering 640 acres in Great Divide Basin which should be routinely approved at the next official meeting of the State Land Board scheduled for early October 2005.

The fee for the applications is a flat twenty-five dollars ($25) per application plus one dollar ($1) per acre for the first year rental making the total six hundred and sixty five dollars ($665) per state section. The total amount paid for leasing of the sections is $14,600. The owner of a mineral lease on state land has the right to explore for and extract any solid mineral lying on or below the surface of the land.

The applications for the above mentioned state leases are in the name of either Glenn J. Catchpole, our President, or George J. Hartman, our Vice-President, Mining, or Carleton Ventures Corp., or Uranerz Energy Corporation. It is anticipated that in the next few months the ownership of the all the state leases will be transferred to us.

We do not have detailed geology on any of the thirty (30) parcels of approved state mineral leases, nor on the one parcel covered by an application. In general, we have applied for state-owned parcels located in sandstone basins of Cretaceous or Tertiary age and thus have the potential for the solution mining of uranium.

Item 1.02                 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The Company has terminated its interest in fourteen mineral claims (the “Mint claims”) on the Burner Hills Property located in Elko County, Nevada. On September 1, 2005 the Company decided not to renew the fourteen Mint claims called the “Burner Hills” property and did not make the required maintenance payments to the Bureau of Land Management and the County. The Company has determined that this property no longer meets the Company’s criteria for further work.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

	By:	“Aileen Lloyd”
DATE: October 3, 2005		AILEEN LLOYD
Director/ Corp. Secretary

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